Exhibit 99.3

MONTANA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Montana Technologies, LLC (“Legacy Montana”) should be read together with our audited financial statements, unaudited condensed financial statements and related notes included elsewhere on this Current Report on Form 8-K. The discussion and analysis should also be read together with our pro forma financial information as of and for the year December 31, 2023. See “Unaudited Pro Forma Condensed Combined Financial Statements” included as Exhibit 99.2 to this Current Report on Form 8-K. In addition to historical information, the following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Certain amounts may not foot due to rounding, and all figures presented are in thousands. References in this section to “Montana,” “we,” “our,” “us” and the “Company” generally refer to Legacy Montana and its consolidated subsidiaries prior to the Business Combination (as defined herein) and to Montana Technologies Corporation and its consolidated subsidiaries after giving effect to the Business Combination.

Company Overview

We are an atmospheric renewable energy and water harvesting technology company that aims to provide energy and cost-efficient, sustainable dehumidification, evaporative cooling and atmospheric water generation. As compared to currently existing HVAC systems, our AirJoule technology is designed to reduce energy consumption, minimize/eliminate harmful refrigerants, and generate material cost efficiencies. AirJoule is a climate solution technology that harvests the untapped supply of renewable thermal energy in water vapor in the atmosphere in an effort to provide significant energy efficiency gains in HVAC and a potential source of potable water. We are focused on scaling manufacturing through global joint ventures and deploying AirJoule units worldwide as a key part of the solution to address global warming and water scarcity.

Growth Strategy and Outlook

The AirJoule system seeks to address two of the world’s most problematic issues: increasing demand for comfort cooling and rising water stress. We estimate that our Total Addressable Market (“TAM”) globally is approximately $455 billion, comprised of a TAM in the HVAC sector of approximately $355 billion and a TAM in the atmospheric water harvesting sector of approximately $100 billion. We obtained the HVAC estimate from an independent report prepared by thebrainyinsights.com and the atmospheric harvesting estimate from conversations with water.org.

We aim to offer our products and services in global markets where demand for comfort cooling and water stress are highest. In light of our proprietary technology, we believe that we are uniquely positioned to provide curated solutions that satisfy our customers’ needs and expectations within the HVAC and atmospheric water harvesting sectors. Additionally, with several partnerships in place and a rapidly growing pipeline of new opportunities, we believe that we possess the potential for global scalability at attractive margins. We anticipate that our existing partnerships with PNNL, BASF and CATL will help accelerate manufacturing of materials and components as well as provide product validation and commercialization. See “— Our Competitive Strengths — Our Partners.”

We believe that we have a capital efficient and highly scalable business model. We estimate that a capital expenditure investment of less than $50 million per production line to coat aluminum contactors has the potential to generate approximately $100 million in Annualized EBITDA per line for Legacy Montana. We expect to commence our first production of market-ready AirJoule units in 2024. For additional details regarding the basis upon which Legacy Montana’s estimates with respect to capital expenditures and EBITDA generation are made, including the material assumptions underlying such estimates, please see the section entitled “Information about Montana — Growth Strategy and Outlook” beginning on page 133 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Recent Developments

Business Combination

Power & Digital Infrastructure Acquisition II Corp. (“XPDB”) previously entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated June 5, 2023, as amended on February 5, 2024, with XPDB Merger Sub, LLC, a direct wholly-owned subsidiary of XPDB (“Merger Sub”), and pursuant to which, on March 14, 2024, Merger Sub was merged with and into Legacy Montana, with Legacy Montana surviving the merger as a wholly-owned subsidiary of XPDB (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination (the “Closing”), the Company changed its name from “Power & Digital Infrastructure Acquisition II Corp.” to “Montana Technologies Corporation.”

As a result of the Business Combination, and after giving effect to the conversion of all outstanding Legacy Montana preferred units into Legacy Montana class B common units, which occurred immediately prior to the effective time of the Merger, (i) each issued and outstanding Legacy Montana class B common unit and Legacy Montana class C common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class A common stock of the Company, (ii) each issued and outstanding Legacy Montana class A common unit converted into the right to receive approximately 23.8 shares of newly issued shares of Class B common stock, par value $0.0001 per share, of the Company (“Class B common stock” and, together with Class A common stock, “Company Common Stock”) and (iii) each option to purchase Legacy Montana common units (each, a “Legacy Montana option”) converted into the right to receive an option to purchase Class A common stock (a “Company Option”) having substantially similar terms to the corresponding Legacy Montana option, including with respect to vesting and termination-related provisions, except that such Company Option represented the right to receive a number of shares of Class A common stock equal to the number of Legacy Montana common units subject to the corresponding Legacy Montana option immediately prior to the effective time of the merger multiplied by approximately 23.8.

In connection with the Business Combination, XPDB entered into a subscription agreement (the “Subscription Agreement”) with a certain investor (the “PIPE Investor”), pursuant to which, among other things, the PIPE Investor agreed to subscribe for and purchase from XPDB, and XPDB agreed to issue and sell to the PIPE Investor, an aggregate of 588,235 newly issued shares of Class A common stock (the “Committed Shares”) on the terms and subject to the conditions set forth therein. On March 14, 2024, in connection with the Business Combination, the Company consummated the issuance and sale of the Committed Shares to the PIPE Investor.

After giving effect to the Business Combination, the redemption of Class A common stock in connection with the Special Meeting and the consummation of the issuance and sale of the Committed Shares, there were 53,823,412 shares of Company Common Stock issued and outstanding, consisting of 49,063,770 shares of Class A common stock and 4,759,642 shares of Class B common stock issued and outstanding. Of those shares, 45,821,456 were issued to holders of Legacy Montana equity securities in respect of such Legacy Montana equity securities, representing approximately 85.5% of the Company’s voting power at the Closing.

The Company’s Class A common stock and public warrants to purchase Class A common stock commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbols “AIRJ” and “AIRJW,” respectively, on March 15, 2024.

Subscription agreements

Prior to the Closing, Legacy Montana entered into common unit subscription agreements (the “Subscription Agreements”) with certain investors party thereto (the “Investors”), resulting in Aggregate Transaction Proceeds in the Business Combination of over $50,000,000. Pursuant to the Subscription Agreements, and subject to the conditions set forth therein, the Investors agreed to purchase from Montana and Legacy Montana agreed to issue and sell to the Investors, an aggregate number of Legacy Montana Class B Common Units as converted into an aggregate of 5,807,647 shares of Class A common stock (such shares, the “Conversion Shares”) upon the Closing as aprt of the consideration relating thereto.

Joint Venture Formation Framework Agreement

On January 25, 2024, Legacy Montana entered into a joint venture formation framework agreement (the “Framework Agreement”) with GE Ventures LLC, a Delaware limited liability company (“GE Vernova”), and, solely for the purposes specified therein, GE Vernova LLC, a Delaware limited liability company (“GE Vernova Parent”), pursuant to which Legacy Montana and GE Vernova agreed, subject to the terms and conditions of the Framework Agreement, including certain closing conditions specified therein, to form a joint venture (the “AirJoule JV”) in which each of Legacy Montana and GE Vernova will hold a 50% interest. The purpose of the AirJoule JV is to incorporate GE Vernova’s proprietary sorbent materials into systems that utilize Legacy Montana’s AirJoule® water capture technology and to manufacture and bring products incorporating the combined technologies to market in the Americas, Africa, and Australia.

Upon the closing of the transactions contemplated by the Framework Agreement on March 4, 2024 (the “JV Closing”), each party to the Framework Agreement entered into (i) an amended and restated limited liability company agreement of the AirJoule JV (the “A&R Joint Venture Agreement”), pursuant to which, among other things, the AirJoule JV has the exclusive right to manufacture and supply products incorporating the combined technologies to leading original equipment manufacturers and customers in the Americas, Africa and Australia, (ii) master services agreements, pursuant to which, among other things, each party to the agreement agreed to provide certain agreed services to the AirJoule JV for a period of at least two years following the Closing (unless earlier terminated by the parties thereto) and (iii) an intellectual property agreement, pursuant to which, among other things, each of the Company and GE Vernova Parent agreed to license certain intellectual property to the AirJoule JV. In addition, pursuant to the A&R Joint Venture Agreement, Legacy Montana contributed $10 million to the AirJoule JV at the JV Closing (the “Closing Contribution”) and is expected to contribute additional capital to the AirJoule JV following the JV Closing based on a business plan and annual operating budgets to be agreed between Legacy Montana and GE Vernova.

Key Financial Definitions/Components of Results

Revenue

Legacy Montana anticipates that it will earn revenue from the sale of various key components such as MOF-coated contactors that will be used in the assembly of AirJoule systems.

Operating Expenses

We classify our operating expenses into the following categories:

●	Research and development expense. Research and development expense includes internal personnel, parts, prototypes and third-party consulting costs related to preliminary research and development of Legacy Montana’s products.

●	General and administrative expense. General and administrative expense consists primarily of personnel-related expenses for our executives, consultants and advisors. These expenses also include non-personnel costs, such as rent, office supplies, legal, audit and accounting services and other professional fees.

●	Sales and marketing expense. Sales and marketing expense consists primarily of business development professional fees, advertising and marketing costs.

●	Depreciation expense: Depreciation expense consists of depreciation of Legacy Montana’s vehicles.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires Legacy Montana’s management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses during the reported periods. Legacy Montana does not currently have any critical accounting estimates that could have a material impact on their financial statements. Legacy Montana has other key accounting policies, which involve the use of estimates, judgments and assumptions that are significant to understanding its results, which are described in Note 3 to Legacy Montana’s financial statements as of and for the years ended December 31, 2023 and 2022 appearing elsewhere in this Current Report on Form 8-k.

Research and Development Cost

Legacy Montana accounts for research and development cost (“R&D”) in accordance with FASB ASC Topic 730, “Research and Development.” R&D represents costs incurred in performing planned research aimed at the discovery of new knowledge and the advancement of techniques to bring significant improvements to products and processes. Costs incurred in developing a product include consulting, engineering and construction and costs incurred to build prototypes.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset, or the amount paid to transfer a liability in an orderly transaction between market participants at the measurement date. There is a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). Legacy Montana classifies fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

Level 1 —	Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that Legacy Montana has the ability to access at the measurement date.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3 —	Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement. Legacy Montana establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a fair value hierarchy based on the inputs used to measure fair value. The recorded amounts of certain financial instruments, including accounts receivable, accounts payable, accrued expenses, debt at fixed interest rates and other liabilities approximate fair value due to their relatively short maturities.

Share-Based Compensation

Legacy Montana accounts for share-based compensation arrangements granted to employees in accordance with ASC Topic 718, “Compensation: Stock Compensation,” by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. Legacy Montana accounts for forfeitures when they occur.

Recent Accounting Pronouncements

A discussion of recently issued accounting standards applicable to Legacy Montana is described in Note 3, Significant Accounting Policies, in the Notes to Financial Statements contained elsewhere in this Current Report on Form 8-K.

Results of Operations

The following tables set forth the results of our operations for the periods presented, as well as the changes between periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Year ended December 31, 2023 compared to the year ended December 31, 2022

The following table sets forth Legacy Montana’s audited statements of operations data for the year ended December 31, 2023 and 2022, respectively.

	Years ended December 31,		Dollar
	2023	2022	Change
Expenses
Research and development	$3,305,612	$1,741,380	$1,564,232
General and administrative	7,540,702	960,122	6,580,580
Sales and marketing	540,002	87,086	452,916
Depreciation expense	4,341	4341	0
Total costs and expenses	11,390,657	2,792,929	8,597,728
Other income/(expense), net:
Interest income	11,541	-	11,541
Total other income, net	11,541	-	11,541
Loss before income taxes	(11,379,116)	(2,792,929)	(8,597,728)
Income tax expense	-	-	-
Net loss	$(11,379,116)	$(2,792,929)	$(8,597,728)

Research and Development

Research and development expenses for the year ended December 31, 2023 was $3,305,612 as compared to $1,741,380 for the year ended December 31, 2022. The $1,564,232 increase in research and development for the, 2023 compared to 2022 reflects increases in personnel and prototype related costs as Legacy Montana continues to develop its products and technology. Legacy Montana expects that its research and development expense will increase in future periods commensurate with the expected growth of its business.

General and Administrative

General and administrative for the year ended December 31, 2023 was $7,540,702 as compared to $960,122 for the year ended December 31, 2022. The $6,580,580 increase in general and administrative for 2023 compared to 2022 reflects increases in professional services such as legal, audit and accounting, partly in connection with the Business Combination as well as an increase in stock-based compensation relating to stock option issuances. Legacy Montana expects that its general and administrative expense will increase in future periods commensurate with the expected growth of its business and increased expenditures associated with its status as an exchange listed public company.

Sales and Marketing

Sales and marketing for the year ended December 31, 2023 was $540,002 as compared to 87,086 for the year ended December 31, 2022. The $452,916 increase in sales and marketing for , 2023 compared to the, 2022 reflects increases in marketing and business development costs. Legacy Montana expects that its sales and marketing expense will increase in future periods commensurate with the expected growth of its business.

Depreciation Expense

Depreciation expense for the year ended December 31, 2023 and 2022 was $4,341.

Liquidity and Capital Resources

The Company’s primary sources of liquidity have been cash from contributions from founders or other investors. The Company had an accumulated deficit of $17.2 million and $5.8 million as of December 31, 2023 and 2022, respectively. As of December 31, 2023, The Company had $0.4 million in cash and working capital deficit of $5.93 million. As of December 31, 2022, The Company had $5.2 million in cash and working capital of $5.1 million.

The Company assesses its liquidity in terms of its ability to generate adequate amounts of cash to meet current and future needs. Its expected primary uses of cash on a short and long-term basis are for working capital requirements, capital expenditures and other general corporate services. The Company’s primary working capital requirements are for project execution activities including purchases of materials, services and payroll which fluctuate during the year, driven primarily by the timing and extent of activities required on new and existing projects. The Company’s management expects that future operating losses and negative operating cash flows may increase from historical levels because of additional costs and expenses related to the development of its technology and the development of market and strategic relationships with other businesses and customers.

In conjunction with the consummation of the Business Combination and Subscription Agreements (as described above), we received proceeds of approximately $40 million in March 2024, after giving effect to XPDB’s stockholder redemptions and payment of transaction expenses, which will be utilized to fund our product development, operations and growth plans. We believe that as a result of the Business Combination our existing cash and cash equivalents, as well as proceeds received from the Business Combination and cash received from Subscription Agreements, will be sufficient to reach commercialization of our AirJoule product and fund operations for the next year from the date the financial statements were issued for the year ended December 31, 2023.

Our future capital requirements will depend on many factors, including, the timing and extent of spending by us to support the launch of our product and research and development efforts, the degree to which we are successful in launching new business initiatives and the cost associated with these initiatives, and the growth of our business generally. In order to finance these opportunities and associated costs, it is possible that we will need to raise additional financing if the proceeds realized by us from the Business Combination and cash received from Subscription Agreements are insufficient to support our business needs. While we believe that the proceeds realized by us through the Business Combination and cash received from Subscription Agreements will be sufficient to meet our currently contemplated business needs, we cannot assure you that this will be the case. If additional financing is required by us from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital on acceptable terms when needed, our product development business, results of operations and financial condition would be materially and adversely affected.

Contractual Obligations and Commitments

In October 2021, Legacy Montana entered into a patent license agreement with a third party whereby the third party granted Legacy Montana rights to use certain of its patents in exchange for an upfront payment and royalties based on a percentage of net sales until such patents expire. In connection with this, Legacy Montana agreed to a minimum royalty amount of $50,000 for the year ended December 31, 2022. During the years ended December 31, 2023 and 2022 Legacy Montana expensed $150,000 and $50,000, respectively, relating to this commitment. At December 31, 2023 and 2022, $50,000 was accrued by Legacy Montana in the accompanying condensed balance sheet.

Future minimum royalties as of December 31, 2023 are as follows:

2024	250,000
2025 and each year through the date the patents expire	300,000

Joint Venture Agreement

On October 27, 2021, we entered into a joint venture agreement with CATL US, an affiliate of CATL, pursuant to which we and CATL US formed CAMT, a limited liability company organized under the laws of Hong Kong. Legacy Montana and CATL US each own 50% of CAMT’s issued and outstanding shares.

Pursuant to the Amended and Restated Joint Venture Agreement for CAMT, entered into on September 29, 2023 (the “A&R Joint Venture Agreement”), Legacy Montana and CATL US have each agreed to contribute $6 million to CAMT. Of this $6 million, we expect to make an initial contribution of $2 million prior to December 31, 2024, with the remaining $4 million contributed when requested by CAMT based on a business plan and operating budgets to be agreed between us and CATL US. Any additional financing beyond the initial $12 million (i.e., $6 million from each of Legacy Montana and CATL US) will be subject to the prior mutual agreement of Legacy Montana and CATL US. CAMT is managed by a four-member board of directors, with two directors (including the chairman) designated by CATL US and two directors (including the vice chairman) designated by Legacy Montana. In the event of an equal vote, the chairman may cast the deciding vote. Certain reserved matters, including debt issuances exceeding $5 million in a single transaction or in aggregate within a fiscal year, amendments to CAMT’s constitutional documents the annual financial budget of CAMT, and any transaction between CAMT and CATL US or Legacy Montana in an amount exceeding $10 million in a single transaction or in aggregate within a fiscal year, require the unanimous vote of both CATL US and Legacy Montana or all directors.

The purpose of Legacy Montana’s joint venture with CATL US is to commercialize our AirJoule technology in Asia and Europe and, pursuant to the A&R Joint Venture Agreement, CAMT has the exclusive right to commercialize AirJoule technology in those territories. Subject to the oversight of CAMT’s board, CATL US is responsible for managing the day-to-day operations of CAMT (including the nomination and replacement of the Chief Executive Officer of CAMT), and is responsible for providing CAMT and any subsidiaries formed by CAMT with, among other things, administrative services, supply chain support, assistance in obtaining required permits and approvals and assistance in purchasing or leasing land and equipment.

Cash flows for the years ended December 31, 2023 and 2022

The following table summarizes Legacy Montana’s cash flows from operating, investing and financing activities for the years ended December 31, 2023 and 2022:

	For the years ended December 31,
(in thousands)	2023	2022
Net cash used in operating activities	$(5,100,989)	$(2,849,331)
Net cash provided by financing activities	$265,299	$4,972,737

Cash flows from operating activities

Net cash used in operating activities was $5,100,989 during the year ended December 31, 2023 compared to net cash used in operating activities of $2,849,331 during the year ended December 31, 2022. The period-to-period change was a result of Legacy Montana’s net loss for the period offset by an increase in accounts payable and accrued expenses and other liabilities.

Cash flows from financing activities

For the year ended December 31, 2023, net cash provided by financing activities was $265,299 compared to net cash flow from financing activities of $4,972,737 during the year the year ended December 31, 2022. The period-to-period change was a result of higher proceeds from the issuance of preferred units and contributions from members in 2022, which was offset by issuance costs.

Off balance sheet arrangements

As of the date of this Current Report on Form 8-K, Legacy Montana does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with Legacy Montana is a party, under which it has any obligation arising under a guarantee contract, derivative in20strument or variable interest or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Currently Legacy Montana does not engage in off-balance sheet financing arrangements.

Emerging Growth Company Status

We are an emerging growth company as defined in the JOBS Act. The JOBS Act permits companies with emerging growth company status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable it to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) the last day of our first fiscal year following the fifth anniversary of the closing of XPDB’s initial public offering, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures About Market Risk

Not applicable.